Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-144781) and Form S-8 (File Nos. 33-47319, 33-61722, 333-22305, 333-49080, 333-104938, 333-118147 and 333-142010) of UGI Corporation of our report dated June 24, 2009 relating to the financial statements and supplemental schedule of UGI Utilities, Inc. Savings Plan, our report dated June 24, 2009 relating to the financial statements and supplemental schedule of AmeriGas Propane, Inc. Savings Plan, and our report dated June 24, 2009 relating to the financial statements and supplemental schedule of UGI HVAC Enterprises, Inc. Savings Plan, which appear in this Form 10-K/A.
/s/ Morison Cogen LLP
Bala Cynwyd, Pennsylvania
June 24, 2009